                                                                 Exhibit 10.1



January 28, 1998

Mr. Ben H. Lyon
Danville, CA 94526


Dear Ben:

            This will confirm the revised offer of regular full-time employment we are extending to you for the position of Vice President & General Counsel of CellNet Data Systems, Inc. (the "Company"). This offer of employment is subject to (a) the completion of reference checks satisfactory to the Company, (b) the approval of the Board of Directors of the Company at its next regularly scheduled meeting on February 4, 1998, (c) your acceptance of it on or before February 2, 1998, and (d) your employment eligibility under the Immigration Reform and Control Act of 1986. This offer assumes that you will commence your employment with the Company upon satisfaction of the above conditions and that you will be elected an officer of the Company on April 2, 1998, as we have discussed.

            In your capacity as Vice President & General Counsel you will report to the Chairman of the Board, President & Chief Executive Officer of the Company and be expected to work closely with me and with other members of senior management.

            Your initial base salary will be paid at the rate of $160,000.00 per year. You will be paid a cash signing bonus of $15,000.00, less applicable Federal and State income withholding taxes.

            As a regular full-time employee you will be entitled to all of the benefits provided under the Company's standard employee benefits program as is in effect from time to time. The Company's current benefits program is summarized in the enclosed employee benefits information materials. In lieu of the Company's length of service requirements under its standard vacation policy, you will be granted a total of 20 days of paid vacation per year, accrued on a daily basis as provided under the Company's standard vacation policy.

            In addition, you will be granted options to purchase up to 50,000 shares of Common Stock of the Company at the fair market value determined as of the date of the

Mr. Ben H. Lyon - January 28, 1998
Page 2
_____________________________

grant, subject to the approval of the Board of Directors and to all the provisions of the stock option plan and agreement under which such options may be granted. Employee stock options generally vest over a period of five
(5) years at the rate of ten percent (10%) after the first six months from date of hire and five percent (5%) every three (3) months thereafter, unless employment is terminated for any reason during the vesting period.

            Your employment with the Company will be for an initial period of one (1) year from date of hire (the "Initial Term"). Unless either party gives written notice to the contrary at any time prior to the expiration of the Initial Term, your employment with the Company will continue thereafter for an indeterminate period of time, however, any such employment will be "at will." You, as well as the Company, will have the right to terminate the employment relationship at any time both during and after the Initial Term for any reason, with or without cause. If the Company elects to terminate the employment relationship without cause at any time during the Initial Term, the Company will nevertheless continue to pay you your salary and continue your coverage under the Company's standard benefits program on the same terms and conditions for the remainder of the Initial Term, except that your stock option grants will cease to vest as of the date the employment relationship is terminated. If the employment relationship is terminated by you for any reason or by the Company for cause at any time during the Initial Term, or if the employment relationship is terminated by you or by the Company for any reason at any time after the Initial Term, the Company will have no obligation to continue your salary, and will have no obligation to continue your benefits except as provided in such circumstances under the Company's standard benefits program then in effect or as may then be required by law.

            Please confirm your acceptance of this offer by signing both original copies of this letter and returning one signed copy to us. The other copy is yours to retain.

Mr. Ben H. Lyon - January 28, 1998
Page 3
_____________________________



            The Company has a promising future which requires talented, dedicated and motivated people like you to make it successful. We look forward enthusiastically to your joining our organization.

Sincerely,

/s/ David L. Perry

David L. Perry
Vice President


            I have read this letter and I accept the Company's offer of employment on the terms outlined above.

Signature:  /s/ Ben H. Lyon

Date:  1/30/98